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                                                                    EXHIBIT 99.1


VIASYS(TM)                                                          NEWS RELEASE
HEALTHCARE                                           Investor and Media Contact:
Excellence For Life                                                 610-992-5881




         VIASYS HEALTHCARE SHARES DISTRIBUTED IN THERMO ELECTRON SPINOFF

KING OF PRUSSIA, Penn., November 15, 2001 - Viasys Healthcare Inc. (NYSE:VAS) today became an independent public company with the distribution by Thermo Electron Corporation (NYSE:TMO) of all its Viasys Healthcare shares as a tax-free dividend to Thermo Electron shareholders of record on November 7, 2001. The distribution took place at 4 p.m. today. Thermo Electron distributed .1461 shares of Viasys Healthcare common stock for each share of Thermo Electron common stock outstanding as of the record date.

     "We are excited to make our debut as an independent public company with market-leading products, a terrific team of dedicated employees, and strong momentum integrating the company, " said Randy H. Thurman, president and chief executive officer of Viasys Healthcare. "We welcome our new shareholders and look forward to delivering increased value as we continue to improve operations and build upon our strengths in the respiratory care and neurocare markets."

     Viasys Healthcare designs, manufactures, and markets a variety of medical devices, instruments, and specialty products for use in a range of healthcare services. It operates through three divisions. The Respiratory Care group makes instruments and equipment for the diagnosis and treatment of respiratory, circulatory, and sleep-related disorders. The Neurocare group makes diagnostic and monitoring devices for nerve, brain, hearing, and other disorders. The Medical/Surgical Products group manufactures surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes and surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. Headquartered in King of Prussia, Pennsylvania, Viasys Healthcare employs approximately 1,800 people worldwide, and has distribution channels in approximately 150 countries. In 2000, it had revenues of $345 million. For more information on Viasys Healthcare, visit www.viasyshealthcare.com.

     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, goals, plans, and projections regarding the company's financial position, results of operations, market position, product development, and business strategy. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, governmental regulations and legislation, patent positions, litigation, and risks related to the distribution of our common stock to Thermo Electron shareholders. For further details and a discussion of these and other risks and uncertainties, please see the company's registration statement on Form 10, dated October 24, 2001, which is filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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